Exhibit 99.1

Contacts:	UInvestors/Analysts
Tiffany Louder
Alliance Data
214-494-3048
Tiffany.Louder@AllianceData.com

UMedia
Shelley Whiddon
Alliance Data
214-494-3811
Shelley.Whiddon@AllianceData.com

Alliance Data Reports Record Third Quarter 2016 Results

•	Revenue Increases 19 Percent to $1.9 Billion
•	EPS Increases 71 Percent to $3.55 and Core EPS Increases 20 Percent to $4.74
•	Raising Annual Guidance
•	Establishing Quarterly Dividend

Dallas, TX, October 20, 2016 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the quarter ended September 30, 2016.

SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2016	2015	% Change
Revenue	$1,886	$1,589	+19%
Net income	$208	$130	+59%
Net income attributable to Alliance Data stockholders per diluted share ("EPS") (a)	$3.55	$2.08	+71%
Diluted shares outstanding	58.4	61.8	-5%
*******************************
Supplemental Non-GAAP Metrics (b):
Adjusted EBITDA	$566	$497	+14%
Adjusted EBITDA, net of funding costs and non- controlling interest ("adjusted EBITDA, net") (a)	$512	$453	+13%
Core earnings attributable to Alliance Data stockholders per diluted share ("core EPS") (a)	$4.74	$3.95	+20%

(a)	2015 profitability measures shown above are net of amounts attributable to the minority interest in Netherlands-based BrandLoyalty, referred to as 'non-controlling interest'.
(b)	See "Financial Measures" below for a discussion of non-GAAP financial measures.

Alliance Data Systems Corporation
October 20, 2016

CONSOLIDATED RESULTS
Revenue increased 19 percent to $1.9 billion while adjusted EBITDA, net increased 13 percent to $512 million for the third quarter of 2016. Net income increased 59 percent to $208 million, while EPS increased 71 percent to $3.55 compared to the third quarter of 2015, which included $0.65 in regulatory settlement charges. Core EPS increased 20 percent to $4.74 for the third quarter of 2016, beating guidance of $4.42.
Ed Heffernan, president and chief executive officer of Alliance Data, commented, "It was the largest quarter in our history with $1.9 billion in revenue and $4.74 in core EPS. The over-performance to guidance was significant and was driven by both underlying strength in the business, which we have passed through to annual guidance, as well as timing, which will reverse in the fourth quarter.
"Looking at the individual segments, LoyaltyOne's revenue and adjusted EBITDA increased 28 percent and 14 percent, respectively, compared to the third quarter of last year. Notably, AIR MILES® strong results benefitted from higher than expected redemption rates as collectors got ahead of the December 31 expiration date, which was set almost five years ago. We added call center personnel to accommodate the higher traffic to make sure that this unique event after 24 years of activity does not negatively impact the strong brand we have in Canada.
"Epsilon's results were mixed for the third quarter as revenue was a bit lower than expected, but the operating leverage we had been looking for was achieved. Revenue was soft in the large technology platform offering - a function of timing and pricing pressure - while the drag from agency media & services lessened. Importantly, adjusted EBITDA turned from year-over-year declines in the first and second quarters to flat during the third quarter and we expect positive growth in the fourth quarter of 2016.
"Card Services had a terrific quarter with revenue and adjusted EBITDA, net up 26 percent and 14 percent, respectively, compared to the third quarter of last year. There were several positives during the quarter as gross yields, operating expense leverage and principal loss rates were all better than expected. As it relates to principal loss rates, we believe the 20 basis points beat to third quarter guidance is timing related, essentially seasonality, which will flip in the fourth quarter keeping us on-track to full year guidance."
Heffernan continued, "Return of capital to shareholders has always been a priority for Alliance Data. For years, we preferred the flexibility of share repurchases, which could be flexed upwards or downwards based upon market dynamics. Going forward, we believe a combination of share repurchases and dividends offers a more balanced approach. Accordingly, our board of directors today declared a quarterly dividend yielding one percent with a record date of November 3rd.

Alliance Data Systems Corporation
October 20, 2016

SEGMENT REVIEW
LoyaltyOne®: Revenue increased 28 percent to $384 million, while adjusted EBITDA increased 14 percent to $82 million for the third quarter of 2016. Foreign exchange translation rates had a nominal impact on revenue and adjusted EBITDA for the third quarter of 2016.
AIR MILES® revenue increased 43 percent on a constant currency basis driven by strong redemption growth. AIR MILES reward miles issued increased 6 percent compared to the third quarter of 2015 due to strength of financial services sponsors. AIR MILES reward miles redeemed increased 74 percent compared to the third quarter of 2015, as redemption activity accelerated ahead of the upcoming year-end expiration date.
BrandLoyalty revenue increased 5 percent on a constant currency basis. Its North American expansion efforts continue to develop in the United States with the recent signing of supermarket chain Lowes Foods.
Epsilon®: Revenue increased 2 percent to $543 million, while adjusted EBITDA was flat at $135 million for the third quarter of 2016. Adjusted EBITDA for the third quarter of 2016 was reduced by approximately $4 million in duplicative payroll costs as the new India office ramps up, and $4 million in severance expense. The duplicative payroll costs are down from approximately $6 million in the second quarter of 2016 and are expected to further abate in the fourth quarter.
Digital & technology platforms revenue increased 5 percent to $405 million, largely driven by growth in CRM. The backlog for CRM continues to grow as 36 new clients have already been signed in 2016 with an aggregate annual contract value of approximately $80 million. Agency media & services revenue dropped 5 percent from the prior year quarter to $138 million, a substantial improvement from revenue declines of 23 percent and 15 percent in the first and second quarters, respectively, of 2016.
Agency media & services performance has been weak for several quarters and Epsilon continues to adjust the cost structure commensurate with lower revenue expectations. Epsilon is also attempting to redirect digital agency toward mid-size agencies and direct-to-clients and to pivot digital agency towards data-driven marketing and insights, thus offering a CRM 'light' solution for clients.

Alliance Data Systems Corporation
October 20, 2016

Card Services: Revenue increased 26 percent to $966 million and adjusted EBITDA, net increased 14 percent to $331 million for the third quarter of 2016.
Gross yields were 26.8 percent for the third quarter of 2016, down approximately 10 basis points from the prior comparable period. Operating expenses were flat at $330 million for the third quarter of 2016. Excluding $65 million in regulatory settlement charges from the third quarter of 2015, operating expenses increased 24 percent for the third quarter of 2016. Expressed as a percentage of average receivables, operating expenses were 9.1 percent for the third quarter of 2016 compared to 9.4 percent for the third quarter of 2015 excluding the regulatory charges. The loan loss provision increased 46 percent to $251 million for the third quarter of 2016, driven by strong growth in average card receivables and higher principal loss rates. Portfolio funding costs were $54 million for the third quarter of 2016, or 1.5 percent of average credit card receivables, up 20 basis points from the third quarter of 2015.
Credit sales increased 16 percent to $7.0 billion for the third quarter of 2016, supported by a 3 percent increase in core cardholder spending as tender share gains of approximately 150 basis points continued. Average credit card receivables, excluding amounts reclassified as assets held for sale, increased 23 percent to $14.0 billion compared to the third quarter of 2015, while net principal loss rates for the third quarter of 2016 were 4.7 percent, up 30 basis points from last year. The increase is primarily due to account seasoning. The delinquency rate was 5.0 percent at September 30, 2016, up 50 basis points from the same time last year and tracking consistent with guidance of a 50 basis points increase in principal loss rates for full year 2016.
Guidance
Guidance for 2016 has been raised a second time to $7.2 billion in revenue, an 11 percent increase, and $16.90 in core EPS, a 12 percent increase, both as compared to 2015.
Initial guidance for 2017 is for 10 percent growth in both revenue and core EPS.
Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA, net of funding costs and non-controlling interest, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors regarding the Company's performance and overall results of operations. Constant currency excludes the impact of fluctuations in foreign exchange rates. The Company calculates constant currency by converting our current period local currency financial results using the prior period exchange rates. These metrics are an integral part of the Company's internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company's website. The financial measures presented are consistent with the Company's historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Alliance Data Systems Corporation
October 20, 2016

Conference Call
Alliance Data will host a conference call on Thursday, October 20, 2016 at 8:30 a.m. (Eastern Time) to discuss the Company's third-quarter 2016 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company's website.
If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter "87014237". The replay will be available at approximately 11:45 a.m. (Eastern Time) on Thursday, October 20, 2016.
About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  Examples of forward-looking statements include, but are not limited to, statements we make regarding our expected operating results, future economic conditions including currency exchange rates, future dividend declarations and the guidance we give with respect to our anticipated financial performance.
We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.
Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data Systems Corporation
October 20, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$1,885.6	$1,589.1	$5,310.5	$4,690.9
Operating expenses:
Cost of operations	1,086.6	941.9	3,189.0	2,899.5
Provision for loan loss	251.3	171.7	651.0	461.9
Regulatory settlement	—	64.6	—	64.6
Depreciation and amortization	126.7	123.4	384.7	367.1
Total operating expenses	1,464.6	1,301.6	4,224.7	3,793.1
Operating income	421.0	287.5	1,085.8	897.8
Interest expense, net:
Securitization funding costs	31.1	23.1	91.5	71.5
Interest expense on deposits	22.6	13.7	60.0	37.1
Interest expense on long-term and other debt, net	54.6	45.3	159.3	132.2
Total interest expense, net	108.3	82.1	310.8	240.8
Income before income tax	$312.7	$205.4	$775.0	$657.0
Income tax expense	105.2	75.0	268.0	231.7
Net income	$207.5	$130.4	$507.0	$425.3
Less: Net income attributable to non-controlling interest	—	2.0	1.8	3.0
Net income attributable to common stockholders	$207.5	$128.4	$505.2	$422.3

Per share data:

Numerator
Net income attributable to common stockholders	$207.5	$128.4	$505.2	$422.3
Less: Accretion of redeemable non-controlling interest	—	—	83.5	15.2
Net income attributable to common stockholders after accretion of redeemable non-controlling interest	$207.5	$128.4	$421.7	$407.1

Denominator
Weighted average shares outstanding – basic	58.3	61.4	59.0	62.1
Weighted average shares outstanding – diluted	58.4	61.8	59.2	62.6

Basic – Net income attributable to common stockholders	$3.56	$2.09	$7.15	$6.55
Diluted – Net income attributable to common stockholders	$3.55	$2.08	$7.12	$6.51

Alliance Data Systems Corporation
October 20, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2016	December 31, 2015 (1)

Assets
Cash and cash equivalents	$1,500.5	$1,168.0
Credit card and loan receivables:
Credit card and loan receivables	14,615.8	13,799.5
Allowance for loan loss	(874.4)	(741.6)
Credit card and loan receivables, net	13,741.4	13,057.9
Credit card and loan receivables held for sale	525.1	95.5
Redemption settlement assets, restricted	428.7	456.6
Intangible assets, net	1,077.0	1,203.7
Goodwill	3,837.8	3,814.1
Other assets	2,529.3	2,554.1
Total assets	$23,639.8	$22,349.9

Liabilities and Equity
Deferred revenue	$775.9	$844.9
Deposits	7,614.0	5,605.9
Non-recourse borrowings of consolidated securitization entities	5,899.3	6,482.7
Long-term and other debt	5,826.0	5,017.4
Other liabilities	1,740.8	2,221.6
Total liabilities	21,856.0	20,172.5
Redeemable non-controlling interest	—	167.4
Stockholders' equity	1,783.8	2,010.0
Total liabilities and equity	$23,639.8	$22,349.9

(1)	Adjusted to reflect the adoption of Accounting Standards Update ("ASU") 2015-03, "Simplifying the Presentation of Debt Issuance Costs."

Alliance Data Systems Corporation
October 20, 2016

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015

Cash Flows from Operating Activities:
Net income	$507.0	$425.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	384.7	367.1
Deferred income taxes	(57.0)	(62.8)
Provision for loan loss	651.0	461.9
Non-cash stock compensation	59.5	73.3
Amortization of deferred financing costs	25.3	23.5
Change in operating assets and liabilities	(344.7)	(216.8)
Originations of loan receivables held for sale	(5,182.7)	(4,569.8)
Sales of loan receivables held for sale	5,186.6	4,556.3
Other	106.7	(26.8)
Net cash provided by operating activities	1,336.4	1,031.2

Cash Flows from Investing Activities:
Change in redemption settlement assets	55.4	(16.4)
Change in restricted cash	(126.8)	(0.4)
Change in credit card and loan receivables	(1,048.8)	(913.8)
Purchase of credit card portfolios	(910.8)	—
Sale of credit card portfolios	5.9	26.9
Capital expenditures	(158.3)	(140.1)
Payment for acquired businesses, net of cash acquired	—	(45.4)
Other	24.4	(13.8)
Net cash used in investing activities	(2,159.0)	(1,103.0)

Cash Flows from Financing Activities:
Borrowings under debt agreements	3,086.5	2,426.4
Repayments of borrowings	(2,305.0)	(1,528.9)
Issuances of deposits	3,727.5	2,191.9
Repayments of deposits	(1,714.4)	(1,743.0)
Non-recourse borrowings of consolidated securitization entities	2,567.5	2,570.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(3,150.0)	(2,788.8)
Payment of acquisition-related contingent consideration	—	(205.9)
Acquisition of non-controlling interest	(360.7)	(87.4)
Purchase of treasury shares	(692.8)	(856.9)
Other	(8.0)	15.4
Net cash provided by (used in) financing activities	1,150.6	(7.2)

Effect of exchange rate changes on cash and cash equivalents	4.5	(20.9)
Change in cash and cash equivalents	332.5	(99.9)
Cash and cash equivalents at beginning of period	1,168.0	1,077.2
Cash and cash equivalents at end of period	$1,500.5	$977.3

Alliance Data Systems Corporation
October 20, 2016

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Change	2016	2015	Change
Segment Revenue:
LoyaltyOne	$383.8	$299.1	28%	$1,090.7	$988.8	10%
Epsilon	543.2	532.4	2	1,555.3	1,532.5	1
Card Services	965.8	764.0	26	2,687.1	2,189.1	23
Corporate/Other	0.1	0.2	nm	0.2	0.3	nm
Intersegment Eliminations	(7.3)	(6.6)	nm	(22.8)	(19.8)	nm
Total	$1,885.6	$1,589.1	19%	$5,310.5	$4,690.9	13%

Segment Adjusted EBITDA, net:
LoyaltyOne	$82.3	$64.5	28%	$235.3	$197.2	19%
Epsilon	134.8	135.0	—	318.2	351.2	(9)
Card Services	330.9	289.2	14	914.9	822.4	11
Corporate/Other	(36.0)	(35.7)	1	(95.4)	(95.0)	—
Total	$512.0	$453.0	13%	$1,373.0	$1,275.8	8%

Key Performance Indicators:
Credit card statements generated	69.0	60.0	15%	204.2	177.9	15%
Credit sales	$6,985.6	$6,000.4	16%	$20,262.6	$16,968.8	19%
Average receivables	$13,995.1	$11,369.4	23%	$13,679.0	$10,971.0	25%
AIR MILES reward miles issued	1,431.5	1,355.7	6%	4,150.2	4,066.8	2%
AIR MILES reward miles redeemed	1,851.2	1,061.3	74%	4,367.3	3,416.1	28%

nm-not meaningful

Alliance Data Systems Corporation
October 20, 2016

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA and Adjusted EBITDA, net:
Net income	$207.5	$130.4	$507.0	$425.3
Income tax expense	105.2	75.0	268.0	231.7
Total interest expense, net	108.3	82.1	310.8	240.8
Depreciation and other amortization	42.6	36.5	123.5	105.0
Amortization of purchased intangibles	84.1	86.9	261.2	262.1
Stock compensation expense	18.0	21.8	59.5	73.3
Regulatory settlement	—	64.6	—	64.6
Adjusted EBITDA	$565.7	$497.3	$1,530.0	$1,402.8
Less: Funding costs (1)	53.7	36.8	151.5	108.6
Less: Adjusted EBITDA attributable to non-controlling interest	—	7.5	5.5	18.4
Adjusted EBITDA, net of funding costs and non-controlling interest	$512.0	$453.0	$1,373.0	$1,275.8

Core Earnings:
Net income	$207.5	$130.4	$507.0	$425.3
Add back: non-cash/ non-operating items:
Stock compensation expense	18.0	21.8	59.5	73.3
Amortization of purchased intangibles	84.1	86.9	261.2	262.1
Regulatory settlement	—	64.6	—	64.6
Non-cash interest expense (2)	6.1	6.1	18.8	17.9
Income tax effect (3)	(38.5)	(60.2)	(116.9)	(147.0)
Core earnings	277.2	249.6	729.6	696.2
Less: Core earnings attributable to non-controlling interest	—	5.2	4.0	12.7
Core earnings attributable to common stockholders	$277.2	$244.4	$725.6	$683.5

Weighted average shares outstanding – diluted	58.4	61.8	59.2	62.6
Core earnings attributable to common stockholders per share - diluted	$4.74	$3.95	$12.26	$10.92

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of debt issuance costs and mark-to-market gains on interest rate derivatives.
(3)	Represents the tax effect for the related non-GAAP measure adjustments using the expected effective tax rate.

Alliance Data Systems Corporation
October 20, 2016

	Three Months Ended September 30, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$57.7	$48.2	$358.1	$(43.0)	$421.0
Depreciation and amortization	22.1	79.5	23.0	2.1	126.7
Stock compensation expense	2.5	7.1	3.5	4.9	18.0
Adjusted EBITDA	82.3	134.8	384.6	(36.0)	565.7
Less: Funding costs	—	—	53.7	—	53.7
Less: Adjusted EBITDA attributable to non‑controlling interest	—	—	—	—	—
Adjusted EBITDA, net	$82.3	$134.8	$330.9	$(36.0)	$512.0

	Three Months Ended September 30, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$48.6	$42.6	$239.5	$(43.2)	$287.5
Depreciation and amortization	21.1	81.7	18.1	2.5	123.4
Stock compensation expense	2.3	10.7	3.8	5.0	21.8
Regulatory settlement	—	—	64.6	—	64.6
Adjusted EBITDA	72.0	135.0	326.0	(35.7)	497.3
Less: Funding costs	—	—	36.8	—	36.8
Less: Adjusted EBITDA attributable to non‑controlling interest	7.5	—	—	—	7.5
Adjusted EBITDA, net	$64.5	$135.0	$289.2	$(35.7)	$453.0

	Nine Months Ended September 30, 2016
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$167.6	$46.5	$990.1	$(118.4)	$1,085.8
Depreciation and amortization	65.5	246.6	65.4	7.2	384.7
Stock compensation expense	7.7	25.1	10.9	15.8	59.5
Adjusted EBITDA	240.8	318.2	1,066.4	(95.4)	1,530.0
Less: Funding costs	—	—	151.5	—	151.5
Less: Adjusted EBITDA attributable to non‑controlling interest	5.5	—	—	—	5.5
Adjusted EBITDA, net	$235.3	$318.2	$914.9	$(95.4)	$1,373.0

	Nine Months Ended September 30, 2015
	LoyaltyOne	Epsilon	Card Services	Corporate/ Other	Total
Operating income (loss)	$145.9	$69.5	$801.0	$(118.6)	$897.8
Depreciation and amortization	61.6	244.5	54.1	6.9	367.1
Stock compensation expense	8.1	37.2	11.3	16.7	73.3
Regulatory settlement	—	—	64.6	—	64.6
Adjusted EBITDA	215.6	351.2	931.0	(95.0)	1,402.8
Less: Funding costs	—	—	108.6	—	108.6
Less: Adjusted EBITDA attributable to non‑controlling interest	18.4	—	—	—	18.4
Adjusted EBITDA, net	$197.2	$351.2	$822.4	$(95.0)	$1,275.8